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EXHIBIT 99.1

ADVANCE AGREEMENT

        THIS ADVANCE AGREEMENT is made and entered into as of August 14, 2003 by and between SPIRIT FINANCE, LLC, an Arizona limited liability company ("Spirit") and SPIRIT OF AMERICA REALTY CORPORATION, a Maryland corporation and its successors or assigns ("SOAR").

RECITALS

        WHEREAS, SOAR was organized on August 14, 2003 under the laws of the State of Maryland with Spirit owning all of its issued and outstanding shares of its common stock; and

        WHEREAS, SOAR requires funds for its organizational activities and to prepare for a proposed offering of its common stock in the future; and

        WHEREAS, Spirit has agreed to advance funds to SOAR as provided in this Agreement; and

        WHEREAS, Spirit and SOAR desire to enter into this Agreement concerning advances made pursuant to this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

COVENANTS AND AGREEMENTS

        1.    Purpose.    The purpose of this Agreement is to establish the terms and conditions pursuant to which Spirit will make advances and SOAR will make reimbursements for such advances.

        2.    Advances.    Spirit agrees to provide SOAR with all funds necessary for its organizational, operating and offering expenses (collectively, the "Expenses") incurred on its behalf until the earlier of (i) August 13, 2004 or (ii) the date third-party investors other than Spirit are sold common stock of SOAR. The Expenses may include, but are not limited to, fees and expenses of vendors retained by SOAR, or by Spirit on behalf of SOAR, for accounting, servicing, legal, insurance, valuation, environmental and software costs. Expenses may also include salaries and related expenses of persons associated with SOAR, including persons who have been retained as independent contractors by either SOAR or by Spirit on behalf of the same. Advances may also include equipment and other personal property purchased for resale to SOAR. Advances made pursuant to this Agreement shall bear interest at 8.0% annually. The advance balance on which interest shall accrue shall be the average of the outstanding advance amount as of the first and last day of the month in which the advance was made.

        3.    Advance of Funds.    Funds shall be advanced by Spirit to SOAR from time to time upon the receipt of such receipts or documents as reasonably requested by Spirit.

        4.    Reimbursement.    As of the earlier of August 12, 2004 or the date of the first sale of common stock of SOAR to third-party investors, SOAR shall repay all funds advanced by Spirit. Such repayment shall be as mutually agreed in cash or alternatively in shares of common stock of SOAR. In the event SOAR and Spirit shall agree that advances hereunder shall be repaid in capital stock, the number of shares of common stock of SOAR to be issued to Spirit shall be determined by a fraction, the numerator of which is all funds advanced by Spirit under this Agreement plus interest thereon, as described in paragraph 2 above, and the denominator of which is the offering price of common stock of SOAR in the third-party offering, less the initial discount or placement fee of any placement agent.

        5.    Accounting of Funding.    All funds advanced under this Agreement shall be accounted for by both parties in a manner which is consistent with generally accepted accounting principles of the United States.

        6.    Term of Agreement.    This Agreement shall continue until fully performed or terminated by the mutual agreement of the parties.

        7.    Notice.    Any notices, demands or other communications required or permitted to be given shall be given in writing, delivered personally or sent by U.S. Mail, addressed to the Parties at the addresses set forth below or at such other address as either Party may hereafter or from time to time designate by written notice to the other Party given in accordance herewith.

    SPIRIT:

    SPIRIT FINANCE, LLC:
    8910 East Raintree Drive
    Suite 100
    Scottsdale, AZ 85260
    Attention: President

    SOAR:

    SPIRIT OF AMERICA REALTY
    8910 East Raintree Drive
    Suite 100
    Scottsdale, AZ 85260
    Attention: President

    With a copy to:

    Paul E. Belitz, Esq.
    Kutak Rock LLP
    1801 California Street
    Suite 3100
    Denver, Colorado 80202

        8.    Assignment; Successor.    This Agreement may be assigned only with the prior written consent of the non-assigning party. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Spirit with respect to any successor of SOAR.

        9.    Amendment or Modification.    Any amendment or modification to this Agreement shall be made only by a duly authorized writing executed by both Parties.

        10.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

        11.    Counterpart Execution.    This Agreement may be executed in counterparts, and the authorized signatures of any party affixed to a counterpart signature shall be deemed to constitute execution of the original Agreement.

[END OF DOCUMENT TEXT]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the day and year first written above.

SPIRIT FINANCE, LLC
By:	/s/ MORTON FLEISCHER Name: Morton Fleischer Title: Chairman and CEO
SPIRIT OF AMERICA REALTY CORPORATION
By:	/s/ CHRISTOPHER H. VOLK Name: Christopher H. Volk Title: President and COO

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ADVANCE AGREEMENT
RECITALS
COVENANTS AND AGREEMENTS